Exhibit 4.1

EXEMPT FACILITIES LOAN AGREEMENT

Between

MARYLAND ECONOMIC DEVELOPMENT CORPORATION
And
POTOMAC ELECTRIC POWER COMPANY

Dated as of June 1, 2019

TABLE OF CONTENTS

Page

ARTICLE I
BACKGROUND, REPRESENTATIONS AND FINDINGS

Section 1.01 Background	1
Section 1.02 Company Representations	2
Section 1.03 Issuer Findings and Representations	3

ARTICLE II
USE OF PROCEEDS OF BONDS

Section 2.01 Project Facilities	4
Section 2.02 Bonds Not to Become Arbitrage Bonds	4
Section 2.03 Restriction on Use of Proceeds of Bonds	4
Section 2.04 Rebate Fund	4

ARTICLE III
LOAN AND REPAYMENT

Section 3.01 Amount and Source of Loan	5
Section 3.02 Repayment of Loan	5
Section 3.03 The Note	5
Section 3.04 Redemption of Bonds	5
Section 3.05 No Defense or Set‑Off	5
Section 3.06 Assignment of Issuer’s Rights	6

ARTICLE IV
COVENANTS OF THE COMPANY

Section 4.01 Existence	6
Section 4.02 Payment of Issuer’s Fees and Expenses	6
Section 4.03 Payment of Trustee’s Compensation and Expenses	6
Section 4.04 Indemnification	7
Section 4.05 Limitation of Liability of the Issuer	8
Section 4.06 Default, Etc	8
Section 4.07 Tax Covenants of Company and Issuer	9
Section 4.08 Further Tax Covenants of Company	9
Section 4.09 Deficiencies in Revenues	10

ARTICLE V
MISCELLANEOUS

Section 5.01 Notices	11
Section 5.02 Assignment	11
Section 5.03 Illegal, Etc. Provisions Disregarded	12

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EXEMPT FACILITIES LOAN AGREEMENT dated as of June 1, 2019 (the “Agreement”), between the MARYLAND ECONOMIC DEVELOPMENT CORPORATION (the “Issuer”) and POTOMAC ELECTRIC POWER COMPANY, a District of Columbia and Virginia Corporation (the “Company”).
Capitalized terms not otherwise defined herein shall be attributed the meanings set forth in the Indenture.
ARTICLE I
BACKGROUND, REPRESENTATIONS AND FINDINGS
Section 1.01 Background. The Issuer is a body politic and corporate and a public instrumentality of the State of Maryland. Pursuant to Sections 10-101 through 10-132, inclusive, of the Economic Development Article of the Annotated Code of Maryland, as amended (the “Act”) and a resolution adopted by the Board of Directors of the Issuer, the Issuer is authorized and empowered to issue its $109,500,000 Pollution Control Revenue Refunding Bonds (Potomac Electric Power Company Project) Series 2019 (the “Bonds”).
Under the Act, the Issuer may extend credit or make loans to any person (1) to finance or refinance, in whole or in part, the acquisition, construction, reconstruction, equipping, expansion, extension, improvement, rehabilitation or remodeling of a project and (2) to refund outstanding bonds, mortgages, loans or other obligations made or given by the person for the purpose of financing or refinancing, in whole or in part, the acquisition, construction, reconstruction, equipping, expansion, extension, improvement, rehabilitation or remodeling of a project.
The Company has requested the Issuer to undertake the financing of the costs of a project (the “Project”) to refinance the cost of certain air pollution control facilities.
The Issuer has authorized the issuance of the Bonds for the purpose of refunding its $109,500,000 Pollution Control Revenue Refunding Bonds (Potomac Electric Project) Series 2006 (the “Prior Bonds”). The Issuer authorized the issuance of the Prior Bonds for the purpose of refunding (1) the $30,000,000 Prince George’s County, Maryland Pollution Control Revenue Refunding Bonds (Potomac Electric Project) 1992 Series, (2) the $37,000,000 Prince George’s County, Maryland Pollution Control Revenue Refunding Bonds (Potomac Electric Project) 1993 Series and (3) the $42,500,000 Montgomery County, Maryland Pollution Control Revenue Refunding Bonds (Potomac Electric Project) 1994 Series, the proceeds of which were used to refund bonds previously issued to refinance the cost of certain air pollution control facilities as generally described in Schedule A to this Agreement (the “Chalk Point Facilities”) at the Chalk Point Generating Station in Prince George’s County, Maryland (the “Chalk Point Plant”) and certain air and water pollution control facilities as generally described in Schedule A to this Agreement (the “Dickerson Facilities” and, together with the Chalk Point Facilities, the “Project Facilities”) at the Dickerson Generating Station in Montgomery County, Maryland (the “Dickerson Plant” and, together with the Chalk Point Plant, the “Plants”). The Company has heretofore transferred ownership of the Plants pursuant to an Asset Purchase and Sale Agreement by and between the Company and Southern Energy, Inc., dated June 7, 2000.

The Bonds are being issued under a Trust Indenture dated as of the date hereof (the “Indenture”) between the Issuer and The Bank of New York Mellon, as trustee (the “Trustee”). The Company and the Issuer are entering into this Agreement in order to provide for the issuance of the Bonds to refund the Prior Bonds and the loan of the proceeds of the Bonds to the Company.
The Issuer and the Company intend that substantially all of the Project Facilities constitute a “project” for purposes of the Act and air and water pollution control facilities for the purposes of the Internal Revenue Code of 1986, as amended (the “Code”), so that interest on the Bonds will not be included in gross income of the holders thereof for federal income tax purposes under the Code (except for holders who are “substantial users” of the Project Facilities or “related persons” as provided in Section 147(a) of the Code).
Section 1.02 Company Representations. The Company represents that:
(a)It is a corporation duly organized and existing in good standing under the laws of the District of Columbia and the Commonwealth of Virginia, with full power and legal right to enter into this Agreement and perform its obligations hereunder. The Company is duly qualified to do business as a foreign corporation in the State of Maryland (the “State”). The making and performance of this Agreement on the Company’s part have been duly authorized by all necessary corporate action.
(b)The financing, acquisition, construction, installation and equipping of the Project Facilities contributes to the prevention, avoidance, reduction, control and abatement of air or water pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, wastes or heat derived from the operation of the Plants.
(c)The Project Facilities consist of facilities of the type authorized and permitted by the Act.
(d)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or constitute a violation or breach of, or a default under, the Company’s articles of incorporation or by-laws, or any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is a party or by which it or any of its property is bound.
(e)This Agreement and the Note (as defined below) have been duly authorized, executed and delivered by the Company and each is a valid instrument legally binding upon and enforceable against the Company (except as limited by bankruptcy, insolvency or other laws or equitable principles affecting creditors’ rights generally).
(f)There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending or, to the knowledge of the Company, threatened, wherein an unfavorable decision, ruling or finding would materially adversely affect the transactions contemplated by this Agreement.

(g)The Company’s financing and refinancing of the Project Facilities facilitated compliance with federal, state and local laws and regulations governing the control, reduction and abatement of pollution of the environment and thus (1) encouraged the increase of business activity and commerce and a balanced economy in the State, (2) promoted economic development and (3) generally promoted the present and prospective health, happiness, safety, right of gainful employment and general welfare of the residents of Prince George’s County and Montgomery County, Maryland.
(h)The Issuer’s issuance, sale and delivery of the Bonds and its lending of the proceeds thereof to the Company will result in realized savings in the effective costs of the Company’s debt service related to the Prior Bonds, thereby promoting the purposes of the Act.
(i)All consents, approvals, authorizations, permits or licenses from any federal or state regulatory authority required by the Company have been obtained or will be obtained when required hereunder in connection with the making or performance of this Agreement.
(j)The Project Facilities will promote the public purposes of the Act and will not cause, directly or indirectly, the removal, either in whole or in part, of a plant, facility or establishment from one area of the State to another.
(k)The Project Facilities qualify as a “project” for the purposes of the Act, and will promote the public purposes of the Act and the health, safety and general welfare of the people of the State by promoting a healthy environment through the abatement, safe storage, transport, elimination, remediation and disposal within the State of solid waste and other pollutants.
Section 1.03 Issuer Findings and Representations. The Issuer hereby confirms its findings and represents that:
(a)The financing and refinancing of the facilities comprising the Project Facilities will promote the public purposes of the Act.
(b)The Issuer has the necessary power under the Act, and has duly taken all action required on its part, to execute and deliver this Agreement, to issue the Bonds and to cause the refunding of the Prior Bonds. The execution, delivery and performance of this Agreement by the Issuer will not violate or conflict with any instrument to which the Issuer is a party or by which the Issuer or its properties are bound or any law to which the Issuer is subject.
(c)The Issuer is a public body corporate and politic established in the State pursuant to the laws of the State (including the Act). Under the Act, the Issuer has the power to enter into the Indenture, the Purchase Agreement and this Agreement and to carry out its obligations thereunder and to issue the Bonds to finance the Project Facilities.

(d)The Issuer has authorized, by all necessary corporate action, the execution, delivery and due performance of this Agreement, the Indenture and the Bonds and any and all such other agreements and documents as may be required to be executed and delivered by the Issuer in order to carry out, give effect to and consummate the transactions contemplated by this Agreement, the Indenture and the Bonds. The Issuer has the necessary power under the Act and has duly taken all action required on its part, to execute and deliver this Agreement, the Indenture and to undertake the financing of the Project Facilities and to issue the Bonds. The execution and performance of this Agreement and the Indenture by the Issuer will not violate or conflict with any instrument to which the Issuer is a party or by which the Issuer or its properties are bound or any law to which the Issuer is subject.
(e)Neither this Agreement nor any of the Revenues (as defined in the Indenture) have been pledged or hypothecated in any manner or for any purpose other than as provided in the Indenture as security for the payment of the Bonds.
ARTICLE II
USE OF PROCEEDS OF BONDS
Section 2.01 Project Facilities. The Project Facilities, as described in Schedule A, were heretofore constructed by or on behalf of the Company. The Issuer shall have no title to the Project Facilities.
Section 2.02 Bonds Not to Become Arbitrage Bonds. The Issuer and the Company hereby covenant for the benefit of the holders of the Bonds that, notwithstanding any other provision of this Agreement or any other instrument, they will neither make nor instruct the Trustee to make any investment or other use of moneys from the proceeds of the Bonds which would cause the Bonds to be arbitrage bonds under Section 148 of the Code and the regulations thereunder, including Section 148(f) which requires generally a rebate payment to the United States of arbitrage profit from investment of the proceeds of the Bonds, to the extent that the same are applicable at the time of such investment or use, and that they will comply with the requirements of such Section and regulations throughout the term of the Bonds.
Section 2.03 Restriction on Use of Proceeds of Bonds. The Company hereby covenants that it shall not use or direct the use of moneys from the proceeds of the Bonds in any way, or take any other action or omit to take any action, which would cause the interest on the Bonds (other than the Bonds held by a “substantial user” of the Project Facilities or by a “related person” as such terms are defined in Section 147(a) of the Code) to be includable in gross income of the owners thereof for federal income tax purposes under the Code as in effect on the date the Bonds are issued.
Section 2.04 Rebate Fund. The Company does not expect to have earnings subject to rebate under the arbitrage rebate requirements of Section 148(f) of the Code. Notwithstanding the foregoing, the Company hereby covenants to comply with the applicable federal requirements under the Code for rebate to the United States Treasury Department of certain profits, if any, from investment of proceeds of the Bonds.

ARTICLE III
LOAN AND REPAYMENT
Section 3.01 Amount and Source of Loan. Concurrently with the delivery of the Bonds, the Issuer will, upon the terms and conditions of this Agreement, lend to the Company, by deposit of the proceeds thereof in accordance with the provisions of the Indenture, an amount equal to the aggregate principal amount of the Bonds. To the extent that accrued interest on the Bonds is received by the Issuer upon the sale of the Bonds and is deposited into the Bond Fund under the Indenture, such accrued interest shall be applied to the first interest payment due on the Bonds with a corresponding credit on the amounts otherwise due under the Note (hereinafter defined).
Section 3.02 Repayment of Loan. The Company agrees to repay the loan made by the Issuer under Section 3.01 in installments which, as to amount, shall correspond to the payments of principal on the Bonds and, if applicable, any redemption price and shall accrue interest at the rate or rates, at the interest rate and at the times payable on the Bonds, when such principal, redemption price, if applicable, or interest is due in accordance with the terms of the Indenture; provided that such amount shall be reduced to the extent that other moneys on deposit with the Trustee are available for such purpose, and a credit in respect thereof has been granted pursuant to the Indenture. All such repayments made by the Company pursuant to this Agreement shall be made in funds that will be available to the Trustee no later than the corresponding principal or applicable redemption price or interest payment date on the Bonds. To evidence its obligation to pay such amounts, the Company will deliver the Note, as described under Section 3.03.
Section 3.03 The Note. Concurrently with the issuance by the Issuer of the Bonds, the Company will execute and deliver to the Trustee its Exempt Facilities Note (Maryland Economic Development Corporation), 2019 Series (the “Note”), substantially in the form, attached hereto as Schedule B.
Section 3.04 Redemption of Bonds. The Issuer will redeem any or all of the Bonds or portions thereof upon the occurrence of an event which gives rise to redemption specified in the Indenture and in accordance with the provisions thereof. Upon any such redemption, the Company shall prepay the Note in full or in part, as and to the extent that all or a portion of the principal amount of the Bonds is then subject to redemption on such redemption date such partial redemption will preserve the exclusion from gross income for federal income tax purposes of interest on the Bonds remaining outstanding after such redemption).
Section 3.05 No Defense or Set‑Off. The obligations of the Company to make payments required under the Note shall be absolute and unconditional without defense or set‑off by reason of any default by the Issuer under this Agreement or under any other agreement between the Company and the Issuer, or for any other reason, including, without limitation, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project Facilities, commercial impracticability or frustration of purpose, any loss of the proceeds of the Bonds or on any investment thereof, or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, it being the intention of the parties that the payments required hereunder will be paid in full when due without any delay or diminution whatsoever.

Section 3.06 Assignment of Issuer’s Rights. As the source of payment for the Bonds, the Issuer will assign to the Trustee all the Issuer’s rights under this Agreement, including its rights to receive the Note and payments thereunder (except rights under Section 4.02, Section 4.04 and Section 4.05 hereof). The Company consents to such assignment, agrees to deliver the Note to the Trustee and agrees to perform those covenants in the Indenture which either specifically recite that they are to be performed by the Company or which are otherwise, by their terms or by the assignment in this Section, contemplated to be undertaken by the Company.
ARTICLE IV
COVENANTS OF THE COMPANY
Section 4.01 Existence. So long as the Bonds are outstanding, the Company agrees to maintain its existence and its qualification to do business as a duly organized and subsisting limited liability company in the State, except that it may convert to a corporation, dissolve or otherwise dispose of all or substantially all of its assets and may consolidate with or merge into another corporation or entity or permit one or more corporations or entities to consolidate with or merge into it, (i) if the surviving, resulting or transferee corporation or entity, if other than the Company, is solvent and assumes in writing all of the obligations of the Company hereunder and under the Note and is a corporation or other entity duly organized under the laws of one of the states of the United States of America and is duly qualified to do business in the State and is not a Disqualified Contractor and (ii) immediately thereafter neither the Company nor its successor will be in default under this Agreement or the Note.
Section 4.02 Payment of Issuer’s Fees and Expenses. The Company agrees to pay to the Issuer (i) an original administrative fee equal to seven and one-half basis points multiplied by the aggregate original principal amount of the Bonds upon delivery of the Bonds and (ii) an annual administrative fee equal to four and one-half basis points multiplied by the aggregate principal amount of the Bonds outstanding on the date such payment is due (together, the “Issuer’s Annual Fee”), together with all reasonable expenses, including legal and accounting fees and expenses, incurred by the Issuer in connection with the issuance of the Bonds and the performance by the Issuer of its functions and duties under this Agreement and the Indenture. The Issuer’s Annual Fee shall be due and payable on the first anniversary of the Closing Date and on each such anniversary thereafter. No refund of the Issuer’s Annual Fee will be made in the event that Bonds mature or are redeemed, accelerated or otherwise paid prior to the end of any 12-month period for which the Issuer’s Annual Fee has been paid.
Section 4.03 Payment of Trustee’s Compensation and Expenses. So long as any of the Bonds are outstanding, the Company agrees:
(a)to pay to the Trustee, the Registrar and ay Paying Agent for all services rendered thereby under the Indenture such compensation as has been agreed upon in writing (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); and
(b)except as otherwise expressly provided in the Indenture, to reimburse the Trustee, the Registrar and any Paying Agent upon its request for all reasonable expenses,

disbursements and advances incurred or made thereby in the exercise and performance of its rights, powers and duties under the Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), including but not limited to all Ordinary Expenses and Extraordinary Expenses for which it is entitled to be reimbursed, except any such expense, disbursement or advance as may be attributable to its willful misconduct, gross negligence or bad faith.
Section 4.04 Indemnification. The Company will indemnify and hold harmless the Issuer and each member, director, officer, employee, attorney and agent of the Issuer for and against any and all claims, losses, damages or liabilities (including the costs and expenses of defending against any such claims) to which the Issuer or any member, director, officer, employee or agent of the Issuer may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise directly or indirectly out of (a) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or the Note or any related document, or arising from any act or failure to act by the Company or any of its agents, contractors, servants, employees or licensees; (b) the authorization, issuance and sale of the Bonds, or the provision of any information or certification furnished in connection therewith concerning the Bonds, the Project Facilities or the Company (including, without limitation, any information furnished by the Company for inclusion in any certification made by the Issuer or for inclusion in, or as a basis for preparation of, the information statements furnished by the Issuer and any information or certification obtained from the Company) to assure the exclusion of the interest on the Bonds from the gross income of the holders thereof for federal income tax purposes; (c) the Company’s failure to comply with any requirements of this Agreement pertaining to compliance with the Code to assure such exclusion of the interest or the provisions set forth in Section 4.07; (d) any failure by the Company to comply with the provisions of the Act; and (e) any claim, action or proceeding brought with respect to any matter set forth in clause (a), (b), (c) or (d) above.
The Company will indemnify and hold the Trustee and its directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties and expenses, including out-of-pocket expenses, incidental expenses, reasonable legal fees and expenses, and the reasonable costs and expenses of defending against any such claim (collectively, “Losses”) that may be imposed on, incurred by or asserted against, the Indemnitees or any of them for following any instruction or other direction upon which the Trustee is authorized to rely pursuant to the terms of this Agreement, the Bonds, the Note or the Indenture. In addition to and not in limitation of the immediately preceding sentence, the Company also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by or asserted against the Indemnitees or any of them in connection with or arising out of the Trustee’s performance under this Agreement, the Bonds or the Indenture, or in collecting under the Note, except in any case as a result of the gross negligence or willful misconduct of the Trustee.
In case any action or proceeding is brought against the Issuer or the Trustee in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless (and then only to the extent) that failure prejudices the defense of the action or proceeding by the Company. At its own expense, an indemnified party may employ separate counsel and participate in the defense. The Issuer or the Trustee, as the case may be, will cooperate with the Company, at the Company’s expense, with respect to its assumption of the defense of any such action or proceeding, and will take such reasonable actions as are requested of it by the Company, at the Company’s expense, in connection therewith. Company shall not be liable for any settlement made without its consent, which shall not be unreasonably withheld. The Company shall not approve any settlement involving the Trustee without the Trustee’s prior written consent, which shall not be unreasonably withheld.
The indemnification set forth above is intended to and shall (i) include the indemnification of all affected directors, officers, agents, attorneys and employees of the Issuer and the Trustee, respectively, and (ii) be enforceable by the Issuer and the Trustee, respectively, to the full extent permitted by law.
The provisions of this Section 4.04 shall survive the termination of this Agreement and the Indenture, payment or defeasance of the Bonds and the removal or resignation of the Trustee in accordance with the Indenture for any reason.
Section 4.05 Limitation of Liability of the Issuer. In the event of any default by the Issuer hereunder, under the Indenture or otherwise, the liability of the Issuer to the Company shall be enforceable only out of its interest under this Agreement and there shall be no other recourse by the Company against the Issuer, its members, officers, agents and employees, past, present or future, or any of the property now or hereafter owned by it or them. The Bonds shall not be a debt or liability of the State and shall not create or constitute any indebtedness, liability or obligation of the State. The Issuer shall be obligated to pay the principal of or the interest on the Bonds only from the Revenues. Neither the State nor any political subdivisions are obligated to pay the principal of or interest on the Bonds, and neither the faith and credit nor the taxing power of the State nor any political subdivision thereof is pledged to the payment of the principal of or the interest on the Bonds. It is expressly understood that the Issuer shall not otherwise be obligated and that none of its members, officers, agents and employees, past, present or future, shall be in any way obligated for any costs, expenses, fees or other obligations or liabilities incurred or imposed in connection with the Project Facilities. The Issuer makes no warranty or representation, express or implied, as to title, condition, design, quality, durability, merchantability or fitness for use or purpose of the Project Facilities or the suitability of the Project Facilities for the purposes specified in this Agreement or for any other Company purposes or needs.
Section 4.06 Default, Etc. In addition to all other rights of the Issuer granted herein, in the Note or otherwise by law, the Issuer shall have the right to specifically enforce the performance and observation by the Company of any of its obligations, agreements or covenants under this Agreement or under the Note and may take any actions at law or in equity to collect any payments due or to obtain other remedies. If the Company shall default under any provisions of this Agreement or in any payment under the Note and the Issuer shall employ attorneys or incur other expenses for the collection of payments due or for the enforcement of the performance or observation of any obligation or agreement on the part of the Company contained herein, the Company will, on demand therefor, reimburse the reasonable fees of such attorneys and such reasonable expenses so incurred.
Section 4.07 Tax Covenants of Company and Issuer. The Company covenants and represents that it will at all times do and perform all acts and things necessary or desirable and within its reasonable control in order to assure that interest paid on the Bonds shall not be includable in the gross income of any holder thereof for federal income tax purposes, unless such holder is a “substantial user” of the Project Facilities or a “related person” of such a user within the meaning of Section 147(a) of the Code. The Company also covenants and represents that it shall not take or omit to take, or permit to be taken on its behalf, any actions which, if taken or omitted, would adversely affect the excludability from the gross income of the holder of interest paid on the Bonds for federal income tax purposes. The Issuer and the Company mutually covenant for the benefit of the Bondholders that they will not use the proceeds of the Bonds, any moneys derived, directly or indirectly, from the use or investment thereof or any other moneys on deposit in any fund or account maintained in respect of the Bonds (whether such moneys were derived from the proceeds of the sale of the Bonds or from other sources) in a manner which would cause the Bonds to be treated as “arbitrage bonds” within the meaning of Section 148 of the Code.
Section 4.08 Further Tax Covenants of Company. The Company further represents and covenants as follows:
(a)Action to Maintain Tax‑Exempt Status. The Company will take such actions as shall be necessary or desirable, from time to time and within its reasonable control, to cause all of the representations and warranties in this Section to remain true and correct during such periods as shall be necessary to maintain the exclusion of interest paid on the Bonds from the gross income of the holders thereof for federal income tax purposes (other than a holder who is a “substantial user” of the Project Facilities or a “related person” as those terms are used in Section 147(a) of the Code), pursuant to the requirements of the Code.
(b)Operation as Solid Waste Disposal Facilities. As long as the Company (or its lessee or transferee) is required to operate or cause to be operated the Project Facilities under Section 2.01, the Company (or its lessee or transferee) shall operate or cause to be operated the Project Facilities as “solid waste disposal facilities” within the meaning of Section 142(a)(6) of the Code.
(c)Ninety-five Percent Capital Costs Test. The Company spent not less than 95% of the net proceeds of the Prior Bonds (taking into account for this purpose the expenditure of proceeds of the Prior Bonds) for capital costs of property of a character subject to allowance for depreciation under Section 167 of the Code and constituting “solid waste disposal facilities” for purposes of Section 142(a)(6) of the Code.
(d)Land Acquisition Limitation. The Company did not use, directly or indirectly, 25% or more of the net proceeds of the Prior Bonds for the acquisition of land or an interest therein.

(e)Existing Facility and Rehabilitation Limitations. The Company did not use any proceeds of the Prior Bonds to acquire any property of which the Company would not be the first user.
(f)Limitation on Financing Certain Facilities. The Company did not use more than 25% of the net proceeds of the Prior Bonds to provide any portion of the Project Facilities the primary purpose of which was to provide retail food or beverage services (exclusive of grocery stores), automobile sales or services, or the provision of recreation or entertainment.
(g)Prohibition on Financing Certain Facilities. The Company did not use any portion of the proceeds of the Prior Bonds to provide any portion of the Project Facilities to be used for a private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility or racetrack. The Company did not use any proceeds of the Prior Bonds to provide any airplane, any sky box or other private luxury box, any health club facility, any facility primarily used for gambling, or any store the principal business of which is the sale of alcoholic beverages for consumption off premises.
At no time will any funds constituting gross proceeds of the Bonds be used to acquire investments at other than fair market value within the meaning of the applicable Treasury Regulations pertaining to, or in any other fashion as would constitute failure of compliance with, Section 148 of the Code. Investments or deposits in certificates of deposit or pursuant to investment contracts shall not be made without compliance, at or prior to such investment or deposit, with the requirements of Treasury Regulations Section 1.148-5(d)(6)(ii) and (iii), respectively, or with any successor provisions thereto.
The terms “proceeds”, “gross proceeds”, and “higher yielding investments” have the meanings assigned to them for purposes of Section 148 of the Code.
(h)Notice. The Company shall provide a written statement signed by its Authorized Representative to the Issuer and the Trustee reasonably promptly upon the Company’s becoming aware of a violation of any of the covenants set forth in this Section 4.08, setting forth in detail the facts, nature and scope of such violation.
(i)Arbitrage Rebate. As required by Section 2.04, the Company will pay to or for the account of the Issuer all amounts needed to comply with the requirements of Section 148 of the Code, concerning arbitrage bonds, including Section 148(f), which requires generally a rebate payment to the United States of America of arbitrage profit from investment of the proceeds of the Bonds in obligations other than tax‑exempt obligations. The obligation of the Company to make such payments is unconditional and is not limited to funds representing the proceeds of the Bonds or income from the investment thereof or any other particular source.
Section 4.09 Deficiencies in Revenues. If for any reason, including the Company being required to withhold or pay any tax imposed by reason of its obligations evidenced by the Note,

amounts paid to the Trustee by the Company on the Note would not be sufficient to make the payments of the principal of, premium, if any, and interest on the Bonds when such payments become due, the Company will pay the amounts required from time to time to make up any such deficiency.
ARTICLE V
MISCELLANEOUS
Section 5.01 Notices. Notices hereunder shall be given in writing and shall be deemed to have been duly given (a) as of the same day if delivered personally or by telecopy, telegram or telephone, confirmed in writing; or (b) as of the next business day if sent by nationally recognized express courier service or express mail, addressed as follows:

The Issuer:	Maryland Economic Development Corporation
300 E. Lombard Street, Suite 1000
Baltimore, Maryland 21202
Attention: Executive Director

The Company:	Potomac Electric Power Company
10 South Dearborn Street - 52nd Floor
P.O. Box 805398
Chicago, IL 60680-5398
Attention: Treasurer and Assistant Treasurer

The Trustee:	The Bank of New York Mellon
385 Rifle Camp Road, Third Floor
Woodland Park, New Jersey 07424
Attention: Corporate Trust Administration
or such other addresses as may be filed in writing with the parties to this Agreement.
Section 5.02 Assignment. Except as otherwise provided in this Section 5.02, the Company shall not assign this Agreement or any interest of the Company herein, either in whole or in part, without the prior written consent of the Trustee, which consent shall be given if the following conditions are fulfilled: (i) the assignee assumes in writing all of the obligations of the Company hereunder; (ii) the assignee provides the Trustee with an opinion of Counsel satisfactory to the Trustee to the effect that neither the validity nor the enforceability of this Agreement shall be adversely affected by such assignment; (iii) the Project Facilities shall continue in the opinion of Bond Counsel to be a “project” as such term is defined in the Act after such assignment; (iv) such assignment shall not, in the opinion of Bond Counsel, have an adverse effect on the exclusion from gross income for federal income tax purposes of interest on the Bonds; (v) the assignee shall not be a Disqualified Contractor and shall provide a written certification to such effect to the Trustee and the Issuer; and (vi) if the assignee is other than an affiliate of the Company, consent by the Issuer, which consent shall not be unreasonably withheld. Subject to the foregoing, the terms “Authority,” “Company,” “Trustee” and “Underwriter” shall, where the context requires, include the respective successors and assigns of such persons.

Section 5.03 Illegal, Etc. Provisions Disregarded. In case any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, this Agreement shall be construed as if such provision had never been contained herein.
Section 5.04 Applicable Law. This Agreement shall be governed by, and interpreted under, the laws of the State, without regard to conflict of law principles.
Section 5.05 Amendments. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto and, if such amendment occurs after the issuance of the Bonds, in accordance with the terms of the Indenture.
Section 5.06 Term of Agreement. This Agreement shall become effective upon its delivery and shall continue in effect until all Bonds have been paid in full or provision for such payment has been made in accordance with the Indenture.
Section 5.07 Counterparts. This Agreement may be executed in several counterparts, all or any of which shall be regarded for all purposes as one original and shall constitute and be but one and the same instrument.
Section 5.08 Further Assurances. Each of the Company and the Issuer will do all acts and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all further instruments and documents, as may be necessary, desirable or expedient to more fully effectuate and carry out the intent and purposes of this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto, in consideration of the mutual covenants set forth herein and intending to be legally bound, have caused this Agreement to be executed and delivered as of the date first written above.

[SEAL]	MARYLAND ECONOMIC DEVELOPMENT
CORPORATION

Attest:	By:
Robert C. Brennan, Executive Director

Witness

POTOMAC ELECTRIC POWER COMPANY

By:
Elisabeth Graham, Assistant Treasurer

[SEAL]

Attest:

(Assistant) Secretary

S-1

SCHEDULE A
DESCRIPTION OF PROJECT FACILITIES

The Project Facilities consist of the Chalk Point Facilities and the Dickerson Facilities.
Chalk Point Facilities
The Chalk Point Facilities are located at the Chalk Point Generating Station in Prince George’s County, Maryland. The Chalk Point Facilities consist of a particulate precipitator for Units Nos. 1 and 2 designed to remove particulates after the flue gases have passed through the existing precipitators, including induced draft fans, ash storage and unloading facilities, instrumentation, controls and related items and relocation of existing equipment necessitated by installation and location of these facilities. The Chalk Point Facilities include land or interest in land, buildings, structures, machinery, equipment, furnishings or other real or personal property necessary or desirable in connection with the acquisition of the foregoing.
The Dickerson Facilities
The Dickerson Facilities are located at the Dickerson Generating Station in Montgomery County, Maryland. The Dickerson Facilities are composed of the air pollution control facilities described in Chapter 39 of the Laws of Montgomery County of 1976 (the “1976 Facilities”) and the water pollution control facilities described in Chapter 36 of the Laws of Montgomery County of 1977 (the “1977 Facilities”). The 1976 Facilities and 1977 Facilities consist of the following pollution control projects:

1.	THE 1976 FACILITIES:
The 1976 Facilities consist of the following air pollution control systems:
(a)For each of two generating units - a new single stage scrubber designed to remove particulates from 50% of each unit’s flue gases, a mist eliminator and an induced draft fan;
(b)Modifications of the existing two-stage scrubber on one generating unit designed to remove flue gas particulates;
(c)Recirculating water systems, thickener tanks and drying equipment to dewater particulates, and ash storage and loading facilities; and
(d)Modifications of the three existing particulate precipitators designed to improve particulate removal from the remaining 50% of the flue gases from each unit.

2.	THE 1977 FACILITIES:
The 1977 Facilities consist of treatment systems installed to collect and treat waters from various plant operations and facilities (including run-off and boiler blowdown) prior to release into the Potomac River. These systems include a surge tank, sedimentation basin, clarifier, filters, sumps,

A-1

pumps, chemical addition and agitation equipment, sludge dewatering facilities, piping, instrumentation and controls and related items.

A-2

SCHEDULE B
POTOMAC ELECTRIC POWER COMPANY
EXEMPT FACILITIES NOTE
(MARYLAND ECONOMIC DEVELOPMENT CORPORATION)
2019 SERIES
POTOMAC ELECTRIC POWER COMPANY (the “Company”), a District of Columbia and Virginia corporation, for value received, promises to pay to THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”) under the Trust Indenture dated as of June 1, 2019 (the “Indenture”), of the MARYLAND ECONOMIC DEVELOPMENT CORPORATION (the “Issuer”) securing the Issuer’s Pollution Control Revenue Refunding Bonds (Potomac Electric Power Company Project) Series 2019 (the “Bonds”), the principal sum of $109,500,000 on September 1, 2022 and, to the extent that moneys are not otherwise available therefore, to pay (i) interest thereon from the date hereof until the payment of said principal sum has been made or provided for at a rate at all times equal to the interest rate from time to time borne by the Bonds and payable on each date that interest is payable on the Bonds, and (ii) interest on overdue principal, and to the extent permitted by law, on overdue interest, at the rate borne by the Bonds.
This Note is issued pursuant to an Exempt Facilities Loan Agreement dated as of June 1, 2019 (the “Agreement”), by and between the Issuer and the Company, relating to the refinancing of certain air pollution control facilities (the “Project Facilities”) at the Chalk Point Generating Station in Prince George’s County, Maryland and certain air and water pollution control facilities at the Dickerson Generating Station in Montgomery County, Maryland. This Note is being issued concurrently with the Bonds. The obligations of the Company to make the payments required hereunder shall be absolute and unconditional without defense or set-off by reason of any default by the Issuer under the Agreement or under any other agreement between the Company and the Issuer or for any other reason, including, without limitation, any acts or circumstances that may constitute failure of consideration, destruction or damage to the Project Facilities, commercial frustration of purpose, or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with the Agreement or any other agreement, it being the intention of the Company and the Issuer that the payments hereunder will be paid in full when due without any delay or diminution whatsoever.
If the Trustee notifies the Company that the Bonds are being called for redemption as provided in Section 4.02 of the Indenture, the Company shall, on or before the proposed redemption date for the Bonds, pay to the Trustee the whole or a portion of the unpaid principal amount of this Note equal to the principal amount of the Bonds being called for redemption. In the event the Company receives notice that a proceeding or litigation has been instituted against the Issuer, the Company or a bondholder which could lead to a final determination that interest on the Bonds is taxable, the Company shall promptly notify the Trustee and the Issuer whether or not it intends to contest such proceeding. In the event that the Company chooses to so contest, it will use its best efforts to obtain a prompt final determination or decision in such proceeding or litigation and will keep the Trustee and the Issuer informed of the progress of any such proceeding or litigation.

Upon giving notice of a mandatory prepayment, the Trustee shall take all action necessary under the Indenture to redeem the Bonds in an amount corresponding to that specified in the notice.
Whenever payment or provision therefor has been made in respect of the principal or redemption price of all or any portion of the Bonds and interest on all or any portion of the Bonds, together with all other sums payable by the Issuer under the Indenture, in accordance with Article IX of the Indenture, this Note shall be deemed paid to the extent such payment or provision therefor has been made, and if thereby deemed paid in full, this Note shall be canceled and returned to the Company. Notwithstanding the foregoing, if, for any reason, the amounts specified above are not sufficient to make corresponding payments of the principal or redemption price of the Bonds and interest on the Bonds, when such payments are due, the Company shall pay as additional amounts due hereunder, the amounts required from time to time to make up any such deficiency.
All payments of principal, prepayment price and interest hereunder shall be made to the Trustee at its corporate trust office in Woodland Park, New Jersey in immediately available funds in such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.
The occurrence and continuation of one or more of the following shall constitute an Event of Default hereunder:
(a)    default in the payment of any installment of principal or redemption price in respect of this Note as and when the same shall become due and payable; or
(b)    if payment of any interest on the Note is not made within five days of when it becomes due and payable; or
(c)    failure on the part of the Company duly to perform any other of the covenants on the part of the Company contained in this Note or in the Agreement for a period of 60 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee; provided that, to the extent permitted by this Note, the Agreement and the Indenture, if the prepayment of this Note is made and the special mandatory redemption of the Bonds is effected as required under the Indenture, a failure by the Company to observe a covenant, agreement or representation in the Agreement, which failure is determined to have resulted in the interest on the Bonds becoming includable for federal income tax purposes in the gross income of any holder of such Bonds, shall not, in and of itself, constitute an “event of default” hereunder or under the Indenture; or
(e)    if the Company shall
(1)    admit in writing its inability to pay its debts generally as they become due, or
(2)    file a petition in bankruptcy to be adjudicated a voluntary bankrupt or file a similar petition under any insolvency act, or

(3)    make an assignment for the benefit of its creditors, or
(4)    consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or
(f)    if the Company shall file a petition or answer seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof; or
(g)    if the Company shall, on a petition in bankruptcy filed against it, be adjudicated a bankrupt or if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of the Company, a receiver or trustee of the Company or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such adjudication, order or decree shall not be vacated or set aside or stayed within 90 days from the date of the entry thereof; or
(h)    acceleration of maturity of the Bonds under Section 7.03 of the Indenture, which acceleration shall not have been rescinded under Section 7.03 of the Indenture, then and in each and every such case and during the continuance thereof, the Trustee, by notice in writing to the Company, may declare the unpaid balance of this Note to be due and payable immediately if concurrently with or prior to such notice the unpaid principal amount of the Bonds has been declared due and payable, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Note to the contrary notwithstanding.
In case the Trustee shall have proceeded to enforce any right under this Note and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored to their respective positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee shall continue as though no such proceeding had been taken, but subject to the limitations of any such adverse determination.
The Company covenants that, in case default shall be made in the payment of any installment of principal, prepayment price or interest in respect of this Note, whether at maturity or by acceleration or otherwise, then, upon demand of the Issuer or the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable on this Note for principal, prepayment price and/or interest with interest on the overdue principal and prepayment price, and (to the extent enforceable under applicable law) on the overdue installments of interest at the rate or rates borne by this Note; and, in addition thereto, such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including a reasonable compensation to the Trustee, its agents, attorney and counsel, and any expenses or liabilities incurred by the Trustee other than through its negligence or bad faith.
In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law out of the property of the Company the moneys adjudged or decreed to be payable.
In case there shall be pending proceedings for the bankruptcy or for the reorganization of the Company under the U.S. Bankruptcy Code or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or to the creditors or property of the Company, the Trustee shall be entitled and empowered, by the intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of the Note and interest owing and unpaid in respect thereof and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including counsel fees incurred by it up to the date of such distribution.
No remedy herein conferred is intended to be exclusive of any other remedy or remedies.
No recourse shall be had for the payment due on this Note, or for any claim based hereon or on the Agreement, against any officer, director or stockholder, past, present or future, of the Company as such, either directly or through the Company, under any constitutional provision, statute or rule of law, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise.
Each capitalized term used in this Note and not defined herein shall have the meaning given to such term in the Indenture.
This Note shall at all times be and remain part of the trust estate under the Indenture, and no assignment or transfer by the Trustee of its rights hereunder, other than (i) a transfer made after an Event of Default under the Indenture in the course of the Trustee’s exercise of its rights and remedies consequent upon such Event of Default, (ii) a transfer required in the performance of the Trustee’s duties under the Indenture, or (iii) a transfer to a successor trustee under the Indenture, shall be effective.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, sealed and delivered.

Dated:
POTOMAC ELECTRIC POWER COMPANY

By:
Elisabeth Graham, Assistant Treasurer